Exhibit 15.1

May 10, 2005

Delta Air Lines, Inc.

Atlanta, Georgia

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries for the three-month periods ended March 31, 2005 and 2004, and have issued our report thereon dated May 9, 2005 (which report includes an explanatory paragraph relating to Delta’s ability to continue as a going concern). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is being incorporated by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-115206 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP